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                                                                    EXHIBIT 11.1


                        INTERNATIONAL NETWORK SERVICES
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                                 EXHIBIT 11.1
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                             THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                                DECEMBER 31,          DECEMBER 31,
                                                                                ------------          ------------
                                                                               1997       1996      1997       1996
                                                                               ----       ----      ----       ----
Weighted average common shares outstanding................................    32,220    31,404       32,138   22,235

Weighted average common equivalent shares from Mandatorily
     Redeemable Convertible Preferred Stock and warrants
     calculated using the if-converted and treasury stock methods.........     -----     -----        -----    7,394

Weighted average common equivalent shares from stock options
     and warrants calculated using the treasury stock method..............     1,485     2,339        1,665    1,662

Common equivalent shares from common shares issued and stock options granted within twelve months of the initial public offering,
     included pursuant to Staff Accounting Bulletin No. 83................     -----     -----        -----    1,143
                                                                             -------   -------      -------  -------

Shares used to compute net income per share - Diluted.....................    33,705    33,743       33,803   32,434
                                                                             =======   =======      =======  =======

Net income................................................................   $ 3,583   $ 1,834      $ 6,639  $ 3,017

Net income per share - Diluted............................................   $  0.11   $  0.05      $  0.20  $  0.09

Shares used to compute net income per share - Basic.......................    32,220    31,404       32,138   22,235
                                                                             =======   =======      =======  =======

Net income................................................................   $ 3,583   $ 1,834      $ 6,639  $ 3,017

Net income per share - Basic..............................................   $  0.11   $  0.06      $  0.21  $  0.14
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